Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2 (the “Registration Statement”) of SuRo Capital Corp. (now known as Neostellar Capital Corp.) (the “Company”) of our report dated March 12, 2025, with respect to the consolidated financial statements of the Company, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

We also consent to the incorporation by reference in this Registration Statement of our report dated March 12, 2025, relating to the Company’s senior securities table, included in Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2025.

We also consent to the reference to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Financial Statements and Exhibits” and “Senior Securities” in such Registration Statement.

/s/ Marcum llp

Boston, MA

September 23, 2026